WidePoint Corporation
Third Quarter Earnings Conference Call
November 12, 2007

Moderator:     Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to WidePoint Corporation’s Third Quarter Earnings Conference Call. During today’s presentation all parties will be on a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question please press the star, followed by the one on your touch-tone phone. If you’d like to withdraw your question please press the star, followed by the two. If you’re using speaker equipment today, you’ll need to lift the handset before making your selection. This conference is being recorded today, Monday, November 12th, 2007.

        Now, I'd like to turn the conference over to Mr. Cale Smith from Hawk Associates. Please go ahead, sir.

Cale Smith:     Thank you, Vince (sp?). Good afternoon, this is Cale Smith from Hawk Associates. Welcome to the WidePoint Third Quarter 2007 Conference Call. On the phone today are Steve Komar, CEO of WidePoint, Jim McCubbin, the Company’s Chief Financial Officer and Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC.

        I’d like to begin by reading the Company’s Safe Harbor statement and then we will hear from Steve, Jim and Dan before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the Company’s control. Those risks may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

        And now here’s Steve with his opening remarks.

Steve Komar:     Thank you, Cale. Good afternoon everyone. As CEO of WidePoint, I’d like to welcome you to the Company’s Third Quarter Investors Call and of course to thank you for your time and interest in WidePoint.

        During our last quarterly investor’s call, we spoke with you and essentially confirmed what we indicated earlier, which was that we felt that in the first half of 2007, the Company would experience some weakness in performance due to external conditions in the marketplace and in the government sector. In fact, we confirmed to you that that was the case. We also indicated at the last call that we felt that the outlook for improvement in both revenue and earnings during the third and fourth quarter of the second half of 2007 would be substantially improved. I’m pleased to report today that our third quarter results are reflective of such improvements.

        Our revenue performance and growth was positive in the third quarter versus the prior calendar quarter as well as the prior year’s quarter. More importantly, we experienced some dramatic revenue increases in our PKI business. We also had a very strong quarter in terms of increasing our business’ backlog represented by, number one, our new Lockheed relationship in regard to the Transportation Worker’s contract, and expanded Department of Commerce relationship and several other opportunities that increased our backlogs. We thought it worthy to report those but in fact, we continue to be focused on those on a quarter-to-quarter basis and we would expect to add to our business’ backlogs during the fourth quarter as well.

        In addition to that, our gross profit margins improved. Our year-to-date gross margins through 2007 are 28% versus 22% performance during the year ago nine-month period. We also realized bottom line profitability for the quarter just ended and while that’s not a be-all and end-all, it’s definitely an indication of our business model performance and improvements in the bottom line performance of the business itself.

        These results are gratifying to us but again, more importantly, they’re representative of some of the trend and traction that we’re experiencing in the PKI business and the beginning of some improving trend in our consulting businesses which we had indicated to you had been lagging, but as an indication, our revenues for the quarter just ended were 30% improved versus the prior quarter and we hope and believe that this is a continuing trend and a recovery in some of our consulting businesses.

        I’d like to take a moment and look to the future a bit. As you know we talk to you all the time about our dual focus on maximizing both our organic growth and seeking expansion through strategic alliances and acquisitions. We remain pretty seriously focused on organic growth. Dan Turissini will talk to you a little bit more about several of our concurrent initiatives and organic growth and business development in the identity assurance market space.

        As to alliances and acquisitions, I can tell you that we have recently formed close strategic alliances with two companies, each of which has the potential to enhance the product and services footprints that we offer to our target markets and to accelerate our growth rate profile. I do hope to be in a position to share additional information with you regarding these relationships in the very near future.

        Net-net, we’re feeling very positive about our progress, the state of the Company and both our near and medium-term opportunities for strong performance in 2008 and beyond.

        I’d like to turn it now to Dan and Jim for their respective rundowns on operational and financial highlights for the quarter.

        Dan, if you can take it?

Dan Turissini:     Thank you. Good afternoon everyone. I'd like to start with a quick thank you to all you veterans out there. I hope you had a pleasant and good weekend and our thoughts are with all of you.

        On the business front, we've had a very busy quarter marked by a re-up or re-extension of all of our past customers in the credentialing community. Everybody that we’ve been working through the last year and a half had signed-up for another year and we’re proud that that is going forward. We’re still maintaining the highest level of credentialing flow-through of any organization and we’re happy that we’re still a leader in this space across the government.

        This quarter has also been marked as Steve said with a couple of new relationships. The most notable are the relationship with Lockheed Martin and this bond is growing as we speak. We’ve developed a new capability under our PKI suite to support the transportation workers and we’re looking to put that to support not less than three quarters of a million folks in the short-term, one to two years timeframe, with a potential uptake of about six million users over the next five years. So we’re really excited about that opportunity.

        We’ve also aligned closely with a non-profit organization called FixsTM which is a federated credentialing capability. They have a unique arrangement and agreement with the Department of Defense for physical security and, linked with our medium hardware assurance PKI, we’re able to offer a combined offering to the DOD and its contracting community of both a physical and logical access capability that makes them both compliant with the DOD assurance level requirements as well as the upcoming HSPD-12 requirements that are in the in the FAR and DFAR requirements for the regulations around the DOD, Department of Defense acquisition. We saw a nice spurt of growth in third quarter but that’s coming with a leveling in the fourth quarter as we prepare for what we believe as a very interesting 2008.

        Because of our relationships and the different changing environment for medium hardware assurance in the DOD and the contracting community, we are now in a process of deploying enrollment capabilities throughout the continental United States and various locations with our partners that will allow us to do the enrollment and credentialing of the certificates on smartcards outside significant sized military bases so that folks can come in and out both on the physical side and the logical side. So we are in effect franchising our backend as we’ve been on the HSPD-12 side and supplying another growth area in our business plan to credential as many folks in this country as possible and increase the level of assurance throughout that domain.

        So what we are going to see is quite a bit of work in preparation for this 2008 as the money pops out this quarter in funding which is going to lend itself not only to the DOD and its contracting community but also the first responder community and this alliance with FiXs and with Lockheed Martin now opens up quite a few new domains of interest throughout this PKI capability. So we have a very bright future. I’m looking forward to the hard work over the next quarter and the fruits of that labor over the fiscal year of 2008.

        Jim.

Jim McCubbin:     Well thank you, Dan. That was a nice summary of some of the great opportunities that we’re looking forward to in 2008 and where some will come from.

        Well everyone, the third quarter was again a very productive quarter for us at WidePoint as both Steve and Dan have pointed out. We added several contracts and renewals that added an additional $28+ million for our present backlog, posted a 100% renewal rate from last year’s agency awards, added several new clients to our roster and we continue to work on several exciting new prospects and opportunities in the next year as we expand our reach beyond the government sector into the commercial sectors. All positive events priming the pump we believe for future financial success for the Company as we look forward towards 2008 and beyond.

        On the financial front, we experienced continued growth, both at the top line and within our PKI segment from both the quarter-to-quarter and sequential perspective. We witnessed a 437% increase in our PKI segment and witnessed the bottom and turn-around within our consulting segment, all in all providing for growth in our gross margin.

        We are also pleased to have witnessed validation of the profit potential within our PKI segment. In examining the quarter-to-quarter comparison, the revenue growth clearly demonstrates how the model drops positive results to the operating income line within the segment, with operating income from the third quarter of 2006 generating approximately $32,000 in losses on revenues of approximately $245,000 to operating income of approximately $300,000 along revenues of approximately $1.3 million in the third quarter of 2007, clearly a validation of the financial business model.

        Well, taking this into consideration along with the leveling of our SG&A expenses, these all led to a slight profit during the quarter of a little under $200,000. Factoring away amortization and depreciation, and that number grows to approximately $300,000 and all of that together contributed to the growth in our working capital from approximately $3.5 million to $3.7 million, all in all, positive forward financial progress for our company.

        So ladies and gentlemen, for the quarter we grew revenues in our key PKI segment, won additional contracts, positioned the Company with additional partners, improved working capital and positioned ourselves with a number of exciting opportunities to look forward to in 2008 and beyond that we hope will expand our reach into a number of state, healthcare and mobile and wireless environments.

        So with that, Steve back to you.

Steve Komar:     Thank you, Jim and Dan. Hopefully that was of value and expansive information to our listeners. I think the best thing we can do now is open up the session to question and answers and if I can get the attention of our Moderator, Vince to help us to do that we should be able to get started.

Operator:     Thank you, sir. We will now begin the question and answer session. As a reminder, if you do have a question please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question please press the star, followed by the two and if you’re using speaker equipment today, you will need to lift the handset before making your selection.

        Our first question is from the line of Mark Ertlmeier, private investor. Please go ahead.

Mark Ertlmeier:     Hi, everybody. Thanks for the briefing and congratulations on the outstanding percentages that you presented today.

Steve Komar:     Thank you, Mark. We appreciate that.

Mark Ertlmeier:     I’m working on a financial document that was put on the website. I guess my question pertains to the amount of outstanding shares and I was wondering if you can comment on the 25% increase in the amount of the shares and that if you plan on continuing that for acquisition or capital funding?

Steve Komar:     Thank you. Mark, I think that “25% increase” has us all looking at one another, but I think I’ll let Jim respond to your question and open it up.

Jim McCubbin:     I’m trying to figure out where you’re looking at that. We have not issued any shares respectively over the period. There were some preferred shares converted to common and there’s a difference in that but that all goes back to the original financing in 2004, but we have not since 2004 have been issuing equity.

Mark Ertlmeier:      Okay, so the diluted weighted average shares outstanding at the end of September ‘06 was 47.4 million and that reporting period in ‘07 it’s 57.5 million.

Jim McCubbin:     Okay. Well the 44 million did not include any preferred stock that was converted after the period or during this period that we’re reporting now. The fifty-seven million that you’re referring to references the treasury effect of taking into consideration all the options and warrants that were issued back in 2004 as well. So it’s just the flow-through of any conversions that have occurred and moving towards the dilutive number that’s presented when you start making money.

Mark Ertlmeier:     Okay, thank you. Do you think that the amount of shares outstanding will be stabilized in the next year?

Jim McCubbin:     The shares outstanding have been stable since approximately 2004 just to make sure that we’re on the same page.

Mark Ertlmeier:     I was talking about diluted shares.

Jim McCubbin:     Okay. We have not issued shares since 2004 so I mean based upon that, it’s standard. The only time we would issue equity is if there would be some accretive transaction where we would increase the benefit to the shareholders.

Mark Ertlmeier:     Okay, thank you. One more question before I hog this thing; on the backlog that you currently reported, that big number, how much do you think will contribute to revenue this year and how much will contribute to revenue next year?

Jim McCubbin:     Most of the backlog was won in the end of the third quarter, so we’ll see some of it be picked-up in the fourth quarter. Materially, you’ll be seeing it grow into 2008 and beyond. We don’t have absolute control over the backlog number for two reasons. One, it depends on how fast Lockheed Martin and others can actually roll-out what they’re working on. So you could see it grow from anywhere from two years, at best case to five years.

Mark Ertlmeier:     If I took the $20 million and your average contract period performance was, what, three to four years with option?

Jim McCubbin:     It could be, right.

Steve Komar:      As an example. Sure.

Mark Ertlmeier:     But you’re not booking your options as in your backlog, are you?

Jim McCubbin:     Booking options?

Mark Ertlmeier:      Are you booking the basic here or are they basic and options?

Jim McCubbin:     Our backlog is the potential total that we book, as you put it.

Dan Turissini:     This isn’t a government contract that you’re used to with options. There’s actually a combination of four things. All are flat contracts based on a rate of deployment so it’s not x amount of dollars per year and it’s not an option to exercise. It’s…

Mark Ertlmeier:     So, as you’re tasked?

Dan Turissini:     It’s not to exceed a certain amount of enrollments.

Mark Ertlmeier:     Okay. I understand completely, thank you.

Jim McCubbin:      And then what we’re doing, though...that’s just what we’re adding to our backlog. Okay?

Operator:      Thank you. Our next question is from the line of Alex Zyngier with Deutsche Bank. Please go ahead.

Jim McCubbin:     Hello, Alex.

Alex Zyngier:      Hi, guys.

Steve Komar:     Hi, Alex, how are you doing?

Alex Zyngier:     I’m great. Seems like we’re going on the right direction here. I have a question on your Q. I look at subsequent events and you guys entered into some agreements with Protexx, which when I go and look at their website and see what they do, seems like there are some similarities to what PKI does but really focused on the wireless space. Can you clarify to us you know what’s the essence of the agreement here to the extent that you guys can comment, what are you trying to achieve here?

Steve Komar:     Well, Alex naturally you would come up with a good sensitive question. So forgive me if I say that we’ll be a little limited on how we can respond to you but I think you are correct in your assessment. That company has what we consider to be a very attractive product offering, focused on the protection of data in motion using a 2048 bit encrypted tunnel technology and we have in fact been working with them in terms of trying to expand the relationship with them. I don’t know if Jim wants to say anymore in regard to that but that’s all about I can say at this point.

Jim McCubbin:     Alex, we’re excited about the opportunity. Right now we’re working with them. So we’ll leave it at that.

Alex Zyngier:     Okay. Thank you, all. I’ll wait and hopefully we’ll find something out you know in the future and we’ll be waiting for it.

Steve Komar:     Sounds great, Alex. I appreciate that.

Operator:     Thank you. Once again ladies and gentlemen, if there are additional questions at this time, please press the star, followed by the one on your touch-tone phone. As a reminder if you’re using speaker equipment, you will need to lift the handset before making your selection.

        And management, there are no further questions at this time. I’ll turn it back to you for any closing remarks.

Steve Komar:     Thank you, Vince. I appreciate that.

        I’d like to believe that we've had a good call and the fact that we haven’t had too many questions hopefully means that we’ve been able to communicate a decent message back to you. I would just say again we’re quite excited about our both near, medium and long-term prospects. The business is looking very healthy and we really look forward to the opportunity to meet with you again in the coming quarters and hopefully tell you a story that will make you all smile and we look forward to that opportunity. Until then, happy Thanksgiving greetings to all, holiday greetings from all of us and we look forward to next time around. Thank you very much.

Operator:     Ladies and gentlemen, this does conclude the WidePoint Corporation Third Quarter Earnings Conference Call. We thank you for your participation. You may now disconnect.